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                                                                Exhibit 10.22


                    PROGRESSIVE RETAILERS ORGANIZATION, INC.

                          Policy and Procedures Manual

                     (As amended through November 15, 1988)



                                   ARTICLE I



                   ADMISSION OF ASSOCIATES; QUALIFICATIONS AND

                   CONTINUING OBLIGATIONS; MEETING; DUES AND

                      ASSESSMENTS; ASSIGNMENT AND TRANSFER


        Section 1. Progressive Retailers Organization, Inc. ("PRO") shall have associates, who shall be firms, corporations or other business entities involved in the retail sale of consumer electronics products (a "retailer"). A retailer meeting the requirements of Section 2 of this Article I may be admitted as an associate by the vote of 80% of the directors then in office, which vote of the directors shall be taken only after the directors have received the results of an advisory vote of the then present associates concerning the admission of the retailer as an associate. The retailer shall be required, prior to admission, (i) to complete such applications and supply such information as the Board of Directors may direct, and (ii) to execute the then current form of Associate Agreement.





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        Section 2.  Each associates must, at the time of its admission as an associate and at all times thereafter, meet the following requirement:

        (a) an associate must have annual net sales of not less than $15,000,000, determined in accordance with generally accepted accounting principles, attributable to the retail sale of home audio, car audio and video equipment, personal computers, microwave ovens and/or miscellaneous accessories relating thereto;

        (b) an associate may not be a member or stockholder of, or in any way be affiliated or associated with any other joint purchasing organization the programs and activities of which in any way conflict or overlap with the Vendor Purchasing Programs of PRO, as may determined by the Board of Directors of PRO; and

        (c) each associate must be of good business character and reputation, must be financially capable of carrying out obligations of an associate hereunder and under all related agreements, and must have a sound credit rating. An associate shall supply PRO with all evidence that may be reasonably required by PRO to verify such conditions, and PRO may at any time take such action as it deems appropriate to verify such conditions independently, including without limitation the retention of independent credit analysis firms to report on the creditworthiness of any associate.





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        Section 3.  Each associate shall, within 30 days of becoming an associate, acquire, install and maintain such telecopier or facsimile transmitter as the Board of Directors may designate. The Board of Directors may from time to time designate substitute or additional communications equipment to be acquired by all associates, which shall be purchased and installed by associates within 30 days of notice from PRO.

        Section 4. Meetings of associates shall be held at such times as are fixed by the Board of Directors. Written notice of the time and place of meetings shall be delivered personally to each associate or communicated to each associate by telephone, facsimile transmission, telegraph or first-class mail, charges prepaid, addressed to the associate at the associate's address as it is shown upon the records of PRO. In case such notice is mailed, it shall be deposited in the United States mail at least four (4) days prior to the time of the holding of the meeting. In case such notice is delivered personally, by telephone, by facsimile transmission or telegraph, it shall be so delivered at least forty-eight (48) hours prior to the time of the holding of the meeting. Meetings of the associates may be held at any place within or outside the State of California that has been designated from time to time by the





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Board of Directors. In the absence of such designation, regular meetings shall be held at the principal executive office of PRO. Meetings of the associates shall be held at any place within or outside the State of California that has been designated in the notice of the meeting. Notwithstanding the foregoing meetings of the associates may be held at any place consented to in writing by all the associates, either before or after the meeting. If consents are given, they shall be filed with the minutes of the meeting. Any meeting may be held by conference telephone or similar communications equipment, as long as all associates participating in the meeting can hear one another, and all such associates shall be deemed to be present in person at such meeting.

        Section 5. Each associate shall designate one representative ("Representative") who shall have full authority to make binding purchase commitments and otherwise to act on behalf of the associate at meetings. Each associate may designate one alternate who shall have all the rights and privileges of the Representative at meetings of associates if such Representative is absent.





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        Section 6.  Each new associate shall pay a onetime, non-refundable initiation fee, payable at the time an associate is admitted, in such amount as may be determined from time to time by resolution of the Board of Directors. If an associate is terminated pursuant to Article V, Section 2, but is readmitted pursuant to Section 9 of this Article I, (i) if the readmission occurs one year or less from the date of termination, the terminated associate shall pay a readmission fee equal to forty percent (40%) of the initiation fee then in effect, and (ii) if the readmission occurs more than one year from the date of termination, the terminated associate shall pay the entire initiation fee then in effect.

        Section 7. Each associate shall pay dues monthly on the 15th day of each month, in such amount as the Board of Directors may determine from time to time, commencing in the calendar month following the month an associate is accepted by PRO. If an associate's payment is not received by the 25th day of the month, it shall be deemed late, and a late penalty of $100 per week shall be assessed at that time, and further penalties shall begin to accrue thereafter at a rate of $100 per week or any portion thereof, that the dues assessment remains unpaid. The amount of dues may be raised or lowered by the Board of





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Directors, in its discretion, by the vote of a majority of the directors present at a duly held meeting of the Board of Directors at which a quorum is present.

        Section 8. An associate may not assign or transfer its status as an associate to any other person or entity without the prior written consent of the Board of Directors. Any merger, consolidation or liquidation, involving an associate, or any change in the ownership of fifty percent (50%) of the capital stock or other ownership interest in an associate shall be deemed a prohibited assignment or transfer within the meaning of this Section 8.

        Section 9.  If an associate is terminated automatically pursuant to
Article V, Section 2 because of a transfer prohibited under Section 8 of this
Article I, and applies for continued associate status in PRO under its new ownership, the Board of Directors may, in its sole discretion, make a preliminary determination as to whether or not the application is likely to be approved. If the Board of Directors determines that the application is likely to be approved, it may preliminarily approve the application, subject to the completion of PRO's investigation of the applicant and its new owners and whatever other conditions the Board of Directors may impose that are not inconsistent with the provisions of this





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Manual. If such preliminary approval is granted, the terminated associate shall continue to enjoy the rights and privileges of being an associate in PRO on a temporary basis for a period of 90 days, commencing on the date of termination, or until such sooner date as the Board of Directors of PRO determines (i) to disapprove the application or (ii) to approve the application and restore the terminated associate to its former status as a regular associate of PRO. If the Board of Directors takes no action with the 90 day period, the applicant's temporary status as an associate shall cease immediately, but shall be renewed if the Board of Directors takes action at a later time to approve the terminated associate's application.



                                   ARTICLE II

                   PURCHASING PROGRAMS; ACTIVE PARTICIPATION;

                             DISTRIBUTIONS; RECORDS



        Section 1. Only associates of PRO shall be entitled to participate in purchasing programs ("Vendor Purchasing Programs") and other activities arranged by PRO.

        Section 2. The terms of all of discounts, rebates, credits, terms, allowances or other concessions offered by any vendor, manufacturer or other supplier





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(including a Vendor with which PRO already deals) to one or more associates individually, but not to PRO as a group, must be forwarded to the Executive Director, in order that PRO may take steps to obtain the discounts, rebates, terms, allowances or other concessions on the same or better terms in the form of a Vendor Purchasing Program for the benefit of all associates as a group.

        Section 3. The Vendor Purchasing Programs will be segregated into the following categories ("Product Categories"), which may be increased or reduced in the discretion of the Board of Directors:

        1.  Home Audio                  5.  Microwave

        2.  Video                       6.  Computer

        3.  Tape                        7.  Furniture

        4.  Automobile Audio            8.  Accessories and
                                            Miscellaneous

        Each associate is required to be an "active participant" in not less than fifty percent (50%) of the Product Categories. An associate is an "active participant"


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in a Product Category if the associate makes at least fifty percent (50%) of its total purchases of merchandise of the general type covered by the Product Category through active participation in not less than fifty percent (50%) of the Vendor Purchasing Programs within that particular Product Category. To be deemed an "active participant" in a Vendor Purchasing Program, an associate must have made a significant purchase from a Vendor through its Vendor Purchasing Program within the immediately preceding 60 days;

        Section 4. (a) It is the intention of PRO to operate on a cooperative basis with respect to its associates concerning all distributions, discounts, rebates, credits, income, allowances or other concessions (hereinafter, "benefits") received by PRO from any Vendor in respect of any purchases made from said Vendor by the associates or by PRO on behalf of the associates. Specifically, payments of benefits in the form of cash received by PRO from any Vendor will not be commingled with any other funds of PRO, but instead will be deposited into a segregated deposit account at a bank or other financial institution selected by PRO, and from time to time distributed to associates in proportion to their purchases from the Vendor. The proportionate share of any such cash benefit to which each associate shall be entitled shall be determined conclusively by any schedule of associates'

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proportionate shares which may be provided to PRO by the Vendor. If the Vendor does not provide such a schedule, then the amount received by PRO shall be distributed on a proportionate basis based on purchases, as determined by the Board of Directors after reviewing records kept by PRO or the Vendor. Any non-cash benefits (such as credits) will be distributed, to the extent possible, on a proportionate basis based on purchases, determined by a schedule provided by the Vendor or, in the alternative, by the Board of Directors. Any interest earned by PRO on cash benefits deposited with a bank or other financial institution pending distribution to associates shall also be distributed to associates on a proportionate basis as provided in this paragraph 6(a).

        (b) From time to time a Vendor may require that merchandise be purchased from it by PRO itself, rather then by individual associates. In such case, PRO shall only purchase such items of merchandise as may be represented by binding purchase commitments of associates received prior to the time PRO places an order with a Vendor. Whenever possible, PRO will cause the merchandise ordered by an associate to be sent directly to a point of delivery designated by such associate. Each associate shall remit to PRO payment for the merchandise ordered (payment shall include the cost of the merchandise, together with any tax,





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duty, assessment or other charge relating to the associate's portion of the merchandise which is required to be paid to the Vendor or others by PRO, which aggregate amount shall hereinafter be referred to as "Cost") in such manner and at such time as specified by the Executive Director of PRO. It is the intention of PRO to collect from each associate only the actual Cost of the merchandise purchased by and delivered to the associate, but in certain circumstances PRO may collect from each associate an additional percentage of the cost of such merchandise (the "Margin"), which Margin will yield an amount reasonably estimated by PRO as necessary to cover any expenses and other costs incurred by PRO in the transaction. If such merchandise is shipped directly to an associate, the associate shall pay its own shipping costs, if any, and shall remit such amount to PRO at the request of the Executive Director. If such merchandise is shipped to PRO and then reshipped to an associate which ordered the merchandise, such associate shall bear a proportionate share of the shipping costs incurred in transporting the merchandise from the Vendor to PRO, and each associate shall bear its own shipping costs from PRO to its designated point of delivery.

        Section 5. PRO shall maintain, and will require all vendors, manufacturers and other suppliers with which it deals to maintain, records of all purchases made by members





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from PRO or through one of its purchasing programs, as the case may be. Each associate shall have the right to inspect these records, subject to the provisions of Article VI, Section 2, for the purpose of ascertaining its own purchases or the purchases of all associates as a group, but no associate shall have access to the records concerning purchases by any other individual associate.

                                  ARTICLE III
                              PRESS AND PUBLICITY

     Section 1. Any contact or inquiry concerning the activities, organization, policies and procedures of PRO shall be referred to the Executive Director of PRO at PRO's principal offices. Any associate receiving such contact or inquiry should not provide any information to the inquiring party without the prior approval of the Executive Director.

     Section 2. PRO shall circulate to all associates any press releases or publicity concerning PRO which PRO may release from time to time.




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                                   ARTICLE IV

                                  MODIFICATION


     Section 1. This Policy and Procedures Manual may be amended by the vote of eighty percent (80%) of the directors then in office. Any modification to the Articles of Incorporation or Bylaws of PRO, or to this Policy and Procedures Manual, shall be sent to each associate by mail within 10 days of its adoption, and shall be binding on all associates prospectively from the date of adoption.



                                   ARTICLE V

                         TERMINATION, SUSPENSION, ETC.


     Section 1. For the purposes hereof, "cause" shall mean any of the following:

          (a) an associate acquires a reputation or standing in the financial community, among Vendors or among retailers of consumer electronics products generally which, in the opinion of the Board of Directors, would be likely to materially prejudice PRO's reputation among the same constituencies or adversely affect its ability to operate for the benefit of the other associates as a group;

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          (b) PRO shall have received an unfavorable report on the
creditworthiness of an associate, which report shall have been prepared at the request of PRO by an independent firm experienced in credit analysis;
          (c) an associate becomes more than 90 days delinquent in any single payment of dues, or fails to pay dues on a timely basis for any three (3) consecutive months;
          (d) an associate fails on two (2) occasions in any 12 month period to consummate a purchase of merchandise which the associate had previously committed to make from PRO or through a Vendor Purchasing Program;
          (e) an associate ceases at any time to meet any of the qualifications and requirements set forth in Sections 1 and 2 of Article I hereof;
          (f) an associate fails to forward opportunities for new Vendor Purchasing Programs to PRO as required by Section 2 of Article II hereof;
          (g) an associate fails to maintain active participation in a sufficient number of Vendor Purchasing Programs or Product Categories as required by Section 3 of Article II hereof; or
          (h) an associate breaches the terms and conditions of the Associate Agreement executed by it.

     Section 2. Upon the occurrence of any one or more elements of cause relating to any associate as defined

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in Section 1 of this Article V, and after due consideration of any mitigating factors, the Board of Directors of PRO may, by a vote of not less than eighty percent (80%) of the directors then in office, (i) terminate the associate's status as such, (ii) suspend an associate from participating in PRO's Vendor Purchasing Programs and other benefits and programs for associates for such time as the Board of Directors may determine; or (iii) take such other action as may be deemed appropriate by the Board of Directors in light of all the circumstances.

     Section 3. In the event of an assignment or transfer of control of an associate made in violation of Section 8 of Article I hereof, said associate's status as such shall be deemed terminated without the necessity of a vote of the Board of Directors, effective upon the consummation of such assignment or transfer.

     Section 4. Actions by an employee or agent of an associate shall be deemed to be the act of said associate for the purposes hereof, including without limitation for the purpose of determining the existence of cause for termination. It is the responsibility of each associate to inform all its employees and agents who deal with PRO of the policies and procedures set forth herein to the extent necessary, and to take such precautions as are necessary to


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prevent breaches of said policies and procedures by said employees, including, but not limited to, causing such employees and agents to execute such confidential nondisclosure agreements or other agreements or documents as may be required by directors of officers of PRO.

                                   ARTICLE VI
                                 MISCELLANEOUS

     Section 1. Each person who serves as a representative or alternate representative of an associate at meetings of associates or on committees must devote such time and efforts as are reasonably necessary to the carrying out of his or her responsibilities as such in a conscientious manner. Failure so to carry out said responsibilities in the manner set forth shall be grounds for the removal of an individual from his or her position as a representative or alternate by the Board of Directors. Removal of an individual from his or her position as a representative or alternate shall not terminate the status of the associate represented by him or her, unless the event that resulted in said removal is also an event that would constitute cause for termination of an associate.

     Section 2. The books and records of PRO shall be kept and maintained at the principal offices of PRO or

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such other place as the Board of Directors may direct from time to time.
Each associate and its authorized representatives shall have the right to review and copy said books and records at their own cost and subject to the restrictions set forth below. An associate desiring to review the records of PRO must submit a written request to PRO, and the request must set forth the associate's purpose in requesting a review of said records, which purpose must be reasonably related to the associate's interests as an associate of PRO and may not include a request to review records pertaining to one or more other individual associates. All examinations of records by associates must take place at PRO's principal offices, during regular business hours.


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